                                  [LOGO] DELTA
                            ------------------------
                              GALIL INDUSTRIES LTD.

                                                                EARNINGS RELEASE

                 DELTA GALIL REPORTS FOURTH QUARTER 2003 RESULTS
               INCREASE OF 2% IN SALES, 40% IN NET PROFIT FOR 2003
            4Q SALES AND NET PROFIT IN LINE WITH PRELIMINARY FORECAST


     TEL AVIV, ISRAEL - MARCH 10, 2004 - DELTA GALIL INDUSTRIES LTD. (NASDAQ:
DELT), the global provider of private label intimate apparel, socks, men's underwear, baby-wear and leisurewear, today reported that fourth quarter sales amounted to $153.5 million, compared to $159.4 million in the comparable quarter of 2002, a decrease of 4%. North America accounted for 46% of total fourth quarter sales, Europe for 45% and Israel for 9%.

     Sales increased 2% in 2003 to $580.1 million, compared to $567.3 million in 2002. North America accounted for 52% of 2003 sales, Europe for 41% and Israel for 7%.

     Net income and diluted earnings per share for the fourth quarter were $4.7 million or $0.25 per share, compared to $4.9 million or $0.26 per share in the same period last year, a decrease of 5% and 4% respectively.

     Net income and diluted earnings per share for 2003 increased 40% and 41% respectively, to $23.4 million or $1.24 per share, compared to $16.6 million or $0.88 per share for 2002.

     The above results are in line with the preliminary forecast given in early January 2004.

     Delta's sales in North America decreased 15% for the fourth quarter totaling $70.6 million, compared to $83.2 million in the fourth quarter of 2002. North American sales decreased 1% in 2003, totaling $300.7 million compared to $303.1 million in 2002.

     Sales to the US mass market decreased 10% to $52.9 million in the fourth quarter of 2003 compared to $58.7 million in the fourth quarter last year. Overall, 2003 sales increased by 11% and reached $224.9 million compared to $202.0 million last year.

     Delta's North American sales to specialty and department stores decreased 28% in the fourth quarter, totaling $17.8 million compared to $24.6 million in the fourth quarter of 2002. 2003 sales to North American specialty and department stores decreased by 25% to $75.8 million compared to $101.1 million in 2002.

     Delta's sales to UK chain Marks & Spencer, increased 2% in the fourth quarter totaling $53.6 million, compared to $52.8 million in the fourth quarter of 2002. In 2003, Delta's sales to Marks & Spencer increased 3% to $179.1 million, compared to $174.2 million last year.

     Arnon Tiberg, Delta's CEO stated, "We foresee an increase in 2004 sales and profitability, based on Delta's presence in the various key global markets and product categories, financial strength and further implementation of our growth strategy."

     "During the fourth quarter, we completed the acquisition of Auburn Hosiery Mills Inc.," added Mr. Tiberg. "We expect this acquisition to enhance our sock business by adding well-known brand names, enabling penetration into the US mass market in the sock category, and increasing Delta's marketing capabilities in the United States and Europe. Furthermore, this acquisition expands our scope of activities with Wal-Mart, Auburn's principal customer." Auburn's sales to the US mass market, which were consolidated with Delta's results starting in the fourth quarter of 2003, reached $7 million in that quarter.

     Operating profit in the fourth quarter decreased 3% to $7.8 million, compared to $8.0 million in the fourth quarter of last year. 2003 operating profit increased 33% totaling $36.8 million, compared to $27.8 million last year.

     General and administrative expenses were $3.4 million in the fourth quarter compared to $6.5 million in the same period last year. General and administrative expenses in the fourth quarter of 2002 included $2.0 million for doubtful accounts receivable.

     Operating cash flow for 2003 grew to $42.9 million compared to $26.3 million in 2002.

     Delta also announced several senior management changes: Delta's Chief Financial Officer, Aviram Lahav, will become Senior Vice President and CEO of Delta's Innerwear USA operations. Mr. Lahav is replacing Imad Telhami, who will become Senior Vice President and CEO of Delta's European operations, replacing Eli Weinberg. Replacing Mr. Lahav as CFO, will be Yossi Hajaj, who has served as Delta's controller and company secretary since 1997. Miki Laxer, who has served as Delta's Assistant Controller since 1999, will become the Company's Controller.

     Mr. Tiberg commented, "We believe that these management changes will contribute to Delta's continued success and growth. We wish success to everyone in their new positions."

     The board of directors of the Company announced the distribution of a dividend of approximately $2.2 million, or $0.12 per share, for the fourth quarter of 2003, payable to shareholders of record on March 21, 2004.

     2003 total dividends amounted to approximately $9.4 million, or $0.51 per share.


DELTA GALIL IS A LEADING GLOBAL MANUFACTURER OF QUALITY APPAREL SOLD UNDER BRANDS SUCH AS CALVIN KLEIN, HUGO BOSS, NIKE, RALPH LAUREN, DONNA KARAN. RECOGNIZED FOR PRODUCT INNOVATION AND DEVELOPMENT, DELTA'S PRODUCTS ARE SOLD WORLDWIDE THROUGH RETAILERS INCLUDING MARKS & SPENCER, TARGET, WAL-MART, VICTORIA'S SECRET, JC PENNEY, HEMA, J. CREW, CARREFOUR, GAP, AND OTHERS. HEADQUARTERED IN ISRAEL, DELTA OPERATES MANUFACTURING FACILITIES IN ISRAEL, JORDAN, EGYPT, TURKEY, EASTERN EUROPE ,NORTH AND CENTRAL AMERICA ,THE CARIBBEAN AND THE FAR EAST. FOR MORE INFORMATION, PLEASE VISIT OUR WEBSITE:
WWW.DELTAGALIL.COM

 (THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD. (THE COMPANY) ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED OUR DEPENDENCE ON A FEW SIGNIFICANT CUSTOMERS; OUR ANTICIPATED GROWTH STRATEGIES; OUR INTENTION TO INTRODUCE NEW PRODUCTS; ANTICIPATED TRENDS IN OUR BUSINESS; FUTURE EXPENDITURES FOR CAPITAL PROJECTS; AND OUR ABILITY TO CONTINUE TO CONTROL COSTS AND MAINTAIN QUALITY, WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.)

CONTACTS:

YOSSI HAJAJ       DELTA GALIL INDUSTRIES LTD.      TEL: +972-3-519-3744

RACHEL LEVINE     THE ANNE MCBRIDE COMPANY         TEL: +212-983-1702 X207


                             FINANCIAL TABLES FOLLOW

                                         [LOGO] DELTA
                                   ------------------------
                              GALIL INDUSTRIES LTD.

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                              YEAR ENDED       THREE MONTHS ENDED
                                                              DECEMBER 31          DECEMBER 31
                                                          -------------------  -------------------
                                                            2003       2002      2003       2002
                                                          --------   --------  --------   --------
                                                           In US $ thousand (except per share data)
                                                          ----------------------------------------
REVENUES                                                   580,130    567,298   153,500    159,360
COST OF REVENUES                                           466,378    456,738   125,836    128,525
                                                          --------   --------  --------   --------
GROSS PROFIT                                               113,752    110,560    27,664     30,835
SELLING AND MARKETING EXPENSES                              62,856     60,233    16,126     15,682
GENERAL AND ADMINISTRATIVE EXPENSES                         16,718     21,402     3,376      6,530
CAPITAL (GAIN) LOSS FROM THE SALES OF ASSETS                (3,645)        92       393          7
REORGANIZATION EXPENSES                                      1,007      1,065                  636
                                                          --------   --------  --------   --------
OPERATING INCOME                                            36,816     27,768     7,769      7,980
FINANCIAL EXPENSES - NET                                     5,637      5,456     1,314      1,415
OTHER INCOME - NET                                             252        960
                                                          --------   --------  --------   --------
INCOME BEFORE TAXES ON INCOME                               31,431     23,272     6,455      6,565
TAXES ON INCOME                                              7,340      5,779     1,505      1,541
                                                          --------   --------  --------   --------
INCOME AFTER TAXES ON INCOME                                24,091     17,493     4,950      5,024
SHARE IN PROFITS (LOSS) OF AN ASSOCIATED COMPANY              (300)       158       (87)        19
MINORITY INTEREST IN PROFITS OF SUBSIDIARIES - NET            (439)    (1,025)     (200)      (140)
                                                          --------   --------  --------   --------
NET INCOME FOR THE PERIOD                                   23,352     16,626     4,663      4,903
                                                          ========   ========  ========   ========
EARNINGS PER SHARE - BASIC                                    1.28       0.88      0.25       0.26
                                                          ========   ========  ========   ========
EARNINGS PER SHARE - DILUTED                                  1.24       0.88      0.25       0.26
                                                          ========   ========  ========   ========
WEIGHTED AVERAGE NUMBER OF SHARES - IN THOUSANDS:
BASIC                                                       18,313     18,914    18,397     18,779
                                                          ========   ========  ========   ========
DILUTED                                                     18,763     18,927    19,011     18,823
                                                          ========   ========  ========   ========

                                  [LOGO] DELTA
                            ------------------------
                              GALIL INDUSTRIES LTD.


                      CONDENSED CONSOLIDATED BALANCE SHEET


                                                    DECEMBER 31     DECEMBER 31
                                                    -----------     -----------
                                                        2003            2002
                                                    -----------     -----------
                                                          In US $ thousands
                                                    ---------------------------
    ASSETS:
                                CURRENT ASSETS:
CASH AND CASH EQUIVALENTS                                17,699         14,491
ACCOUNTS RECEIVABLE:
TRADE                                                    85,723         95,601
OTHER                                                    10,662          9,314
INVENTORIES                                             142,213        133,363
DEFERRED INCOME TAXES                                     5,464          8,311
INVESTEE COMPANY                                          1,682          1,682
                                                    -----------     -----------
    TOTAL CURRENT ASSETS                                263,443        262,762
                                                    -----------     -----------

INVESTMENTS AND LONG-TERM RECEIVABLES                     7,241          9,969
                                                    -----------     -----------
PROPERTY, PLANT AND EQUIPMENT                           124,632        121,601
                                                    -----------     -----------
OTHER ASSETS AND DEFERRED CHARGES                        55,568         46,726
                                                    -----------     -----------
                                                        450,884        441,058
                                                    ===========     ===========
    LIABILITIES AND SHAREHOLDER'S EQUITY:
CURRENT LIABILITIES:
SHORT-TERM BANK CREDIT                                  104,996        106,670
ACCOUNTS PAYABLE AND ACCRUALS:
TRADE                                                    54,464         61,788
OTHER                                                    48,142         26,359
                                                    -----------     -----------
    TOTAL CURRENT LIABILITIES                           207,602        194,817
                                                    -----------     -----------

    LONG-TERM LIABILITIES:
DEFERRED INCOME TAXES                                     6,300         14,371
LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT             6,732          6,359
BANK LOANS AND OTHER LIABILITIES                         14,709         24,180
                                                    -----------     -----------
    TOTAL LONG-TERM LIABILITIES                          27,741         44,910
                                                    -----------     -----------
    TOTAL LIABILITIES                                   235,343        239,727
MINORITY INTEREST                                         3,207          3,502
SHAREHOLDERS' EQUITY                                    212,334        197,829
                                                    -----------     -----------
                                                        450,884        441,058
                                                    ===========     ===========


                                        [LOGO] DELTA
                                   ------------------------
                              GALIL INDUSTRIES LTD.


                  CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW


                                                                YEAR ENDED       THREE MONTHS ENDED
                                                                DECEMBER 31          DECEMBER 31
                                                            ------------------   ------------------
                                                              2003      2002       2003      2002
                                                            --------  --------   --------  --------
                                                                     In US $ thousands
                                                            ---------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

NET INCOME FOR THE PERIOD                                     23,352    16,626      4,663     4,903
ADJUSTMENT REQUIRED TO REFLECT THE CASH FLOWS
FROM OPERATING ACTIVITIES                                     19,509     9,655      8,034     8,264
                                                            --------  --------   --------  --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                     42,861    26,281     12,697    13,167
                                                            --------  --------   --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:

PURCHASE OF FIXED ASSETS, NET OF INVESTMENT GRANTS           (13,826)  (16,137)    (3,441)   (4,964)
ACQUISITION OF SUBSIDIARIES                                  (12,104)   (5,600)   (10,101)   (5,600)
PROCEEDS FROM REALIZATION OF FIXED ASSETS                      6,091       494                   23
PROCEEDS FROM REALIZATION OF INVESTMENTS IN
AN ASSOCIATED COMPANIES                                        2,817     2,480
OTHER                                                         (1,383)     (983)      (773)     (538)
                                                            --------  --------   --------  --------
NET CASH USED IN INVESTING ACTIVITIES                        (18,405)  (19,746)   (14,315)  (11,079)
                                                            --------  --------   --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:

LONG-TERM BANK LOANS, NET                                    (10,335)      609     (2,585)    3,951
DIVIDEND TO SHAREHOLDERS                                      (9,496)   (6,976)    (2,388)   (3,764)
SHORT-TERM BANK CREDIT - NET                                  (2,067)   10,402     16,706     8,944
COST OF ACQUISITION OF TREASURY SHARES                                  (8,356)              (6,221)
OTHER                                                            650      (485)       635
                                                            --------  --------   --------  --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES          (21,248)   (4,806)    12,368     2,910
                                                            --------  --------   --------  --------

INCREASE IN CASH AND CASH EQUIVALENTS                          3,208     1,729     10,750     4,998

BALANCE OF CASH AND CASH
EQUIVALENTS AT BEGINNING OF PERIOD                            14,491    12,762      6,949     9,493
                                                            --------  --------   --------  --------
BALANCE OF CASH AND CASH
EQUIVALENTS AT END OF PERIOD                                  17,699    14,491     17,699    14,491
                                                            ========  ========   ========  ========

                                        [LOGO] DELTA
                                   ------------------------
                              GALIL INDUSTRIES LTD.


                  CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

                                                                YEAR ENDED        THREE MONTHS ENDED
                                                                DECEMBER 31           DECEMBER 31
                                                            -------------------   ------------------
                                                              2003       2002       2003      2002
                                                            --------   --------   --------  --------
                                                                      In US $ thousands
                                                            ----------------------------------------
ADJUSTMENT REQUIRED TO REFLECT THE CASH
FLOWS FROM OPERATING ACTIVITIES:

INCOME AND EXPENSES NOT INVOLVING CASH FLOWS:
DEPRECIATION AND AMORTIZATION                                 14,530     14,082      3,676     3,772
DEFERRED INCOME TAXES - NET                                   (3,555)       440        200     1,845
CAPITAL GAIN FROM REALIZATION OF INVESTMENTS IN
ASSOCIATED COMPANY                                              (885)      (960)
CAPITAL LOSS (GAIN) FROM SALES OF ASSETS                      (3,645)       313        393       228
OTHER                                                          3,203      1,883        735       468
                                                            --------   --------   --------  --------
                                                               9,648     15,758      5,004     6,313
                                                            --------   --------   --------  --------
CHANGES IN OPERATING ASSETS AND LIABILITIES ITEMS:

DECREASE (INCREASE) IN ACCOUNTS RECEIVABLE                    15,095    (10,493)     1,846       (64)
INCREASE (DECREASE) IN ACCOUNTS PAYABLE AND ACCRUALS          (5,061)     4,425     (4,666)     (650)
DECREASE (INCREASE) IN INVENTORIES                              (173)       (35)     5,850     2,665
                                                            --------   --------   --------  --------
                                                               9,861     (6,103)     3,030     1,951
                                                            --------   --------   --------  --------
                                                              19,509      9,655      8,034     8,264
                                                            ========   ========   ========  ========